Exhibit 24.1
POWER OF ATTORNEY
     WHEREAS, the undersigned is a director of Windstream Corporation as a result of the merger of Alltel Holding Corp. with and into Valor Communications Group, Inc. (the “Merger”) pursuant to the Agreement and Plan of Merger dated December 8, 2005;
     WHEREAS, the undersigned adopts this power of attorney as follows:
     KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of Windstream Corporation (“Windstream”), acting pursuant to authorization of the Board of Directors of Windstream, hereby appoints Jeffery R. Gardner, Brent Whittington, and John P. Fletcher, or any of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of Windstream, to sign a Registration Statement on Form S-8 (or any successor form), together with all necessary exhibits, and any amendments (including post-effective amendments) and supplements thereto, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance of securities under the Windstream Corporation 2006 Equity Incentive Plan and Windstream 401(k) Plan, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.
     IN WITNESS WHEREOF, I have executed this power of attorney as of July 18, 2006.

/s/ Dennis E. Foster	Director

(Dennis E. Foster)

/s/ Francis X. Frantz	Director

(Francis X. Frantz)

/s/ Jeffrey T. Hinson	Director

(Jeffrey T. Hinson)

/s/ Judy K. Jones	Director

(Judy K. Jones)

/s/ William A. Montgomery	Director

(William A. Montgomery)

/s/ Anthony J. de Nicola	Director

(Anthony J. de Nicola)

/s/ Frank E. Reed	Director

(Frank E. Reed)